Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
June 28, 2010	Contact: Eric Paul
Dividend Capital Securities
(303) 228-2200

DIVIDEND CAPITAL TOTAL REALTY TRUST ACQUIRES

$1.3 BILLION COMMERCIAL REAL ESTATE PORTFOLIO

DENVER, CO — June 28, 2010 — Dividend Capital Total Realty Trust Inc., a diversified real estate investment trust, announced today that it has completed the previously announced acquisition of a portfolio of 32 office and industrial properties, or interests therein, from iStar Financial Inc. (NYSE: SFI). The aggregate purchase price of the properties was approximately $1.3 billion.

The portfolio consists of 32 office and industrial properties located in 16 markets within the United States totaling approximately 11.3 million net rentable square feet. Included in the acquisition are 21 office properties located in 10 markets totaling approximately 4.6 million net rentable square feet and 11 industrial properties located in nine markets totaling approximately 6.7 million net rentable square feet.

“We are extremely pleased to acquire this high-quality portfolio of office and industrial buildings,” said Guy Arnold, president of Dividend Capital Total Realty Trust. “We feel the acquisition is a valuable addition to our portfolio, further diversifying our commercial real estate holdings by property type, tenant base and geography.”

The portfolio is approximately 99% occupied and the large majority of the properties are leased to single tenant corporate users, with a weighted remaining lease term, based on base rent, of approximately 7.6 years. Upon closing, approximately 50% of the net operating income is expected to be generated from tenants with an investment grade public credit rating and in addition, approximately 95% of the portfolio’s tenants are public companies, offering transparency into tenant operations and financial statements. Select tenants include Amazon.com, Sybase, FedEx, Unisys, Goodyear, Nokia Siemens, Avis Budget, DirecTV and Google, among others.

“We believe the contractual cash flow of the portfolio is stable due to quality tenants and the long-term nature of the remaining lease terms,” said Greg Moran, chief investment officer for Dividend Capital. “Additionally, the portfolio contains a substantial amount of corporate and regional headquarter locations and distribution facilities that are critical to the ongoing operations of each tenant’s respective business platforms, further supporting our belief in the sound fundamentals of the properties in the portfolio.”

Dividend Capital Total Realty Trust secured approximately $859 million of senior and mezzanine financing on the portfolio with a combination of fixed and floating interest rates. The weighted average interest rate of these loans is approximately 5.4%.

“We were able to obtain very attractive financing on the portfolio that we believe will prove to be accretive to our investment,” said Lainie Minnick, vice president of finance for Dividend Capital Total Realty Trust. “The financing gives us flexibility in our business plan moving forward, and was enhanced by the stability of the properties in the portfolio as well as the strength of our corporate balance sheet.”

“Starting at the onset of the credit crisis in late 2007, we accumulated a significant amount of buying power explicitly to target an opportunity like this portfolio in a more attractive pricing environment,” said Guy Arnold. “We couldn’t be more pleased to own these properties. We believe that the addition of this portfolio will be accretive to our funds from operations (FFO) and we also believe it greatly complements our existing assets under management, creating a well-balanced and diversified investment vehicle.”

Dividend Capital Total Realty Trust Inc., a Denver-based REIT, invests in a diversified portfolio of commercial real estate assets. As of June 25, 2010, and including the National Office and Industrial Portfolio acquisition, the company owns 111 properties totaling approximately 24.3 million square feet in 35 geographic markets.

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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results materially different from those described in the forward-looking statements. Dividend Capital Total Realty Trust Inc. can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Total Realty Trust Inc.’s expectations include, but are not limited to, the uncertainty of the sources for funding Dividend Capital Total Realty Trust Inc.’s future capital needs, delays in the acquisition, development and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically and the other risks detailed from time to time in Dividend Capital Total Realty Trust Inc.’s Securities and Exchange Commission reports. Such forward-looking statements speak only as of the date of this press release. Dividend Capital Total Realty Trust Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.